Exhibit 10.1
TRANSITION SERVICES AGREEMENT

This transition services agreement (this "Agreement") between J. C. Penney Company, Inc., a Delaware corporation, including its subsidiaries and affiliates (“jcpenney”), and Myron E. Ullman III (“You, or “Your”) will set forth our mutual understanding as to the rights and obligations of You and jcpenney in connection with Your retirement from jcpenney, effective as of January 27, 2012, or an earlier date determined by the Board of Directors of the Company (the “Board”).

W I T N E S S E T H:

WHEREAS, You currently serve as Chairman of the Board (“Chairman”) and Chief Executive Officer of jcpenney (“CEO”);

WHEREAS, You will continue to serve as CEO with full responsibility and accountability for the operations of jcpenney until November 1, 2011, or an earlier date determined by the Board, when, on such date, Mr. Ronald B. Johnson shall become CEO with full responsibility and accountability for the operations of jcpenney;

WHEREAS, on and subsequent to the date that CEO responsibilities are transferred to Mr. Johnson, Your duties and responsibilities as CEO shall cease and no executive of jcpenney shall report to You, other than at Mr. Johnson’s request;

WHEREAS, subsequent to the date that CEO responsibilities are transferred to Mr. Johnson, You shall continue as an employee of jcpenney and Chairman with the title “Executive Chairman” until Your Retirement Date;

WHEREAS, during the period beginning on the date Mr. Johnson assumes responsibilities as CEO and ending on Your Retirement Date (the “Transition Period”), You shall provide Your full Cooperation in connection with the transition of CEO duties and responsibilities to Mr. Johnson;

WHEREAS, effective as of Your Retirement Date You will cease to serve as Executive Chairman, at which time Your employment with jcpenney and its affiliates will cease; and

WHEREAS, in connection with Your (i) commitment, and significant contribution and participation in securing Mr. Johnson as the incoming CEO; (ii) full Cooperation with the transition of CEO duties and responsibilities to Mr. Johnson during the Transition Period; and (iii) agreement to abide by the Covenants and Representations contained in Section 4 of this Agreement, jcpenney has agreed to provide, in addition to Your Annual Base Salary and Incentive Compensation under the J. C. Penney Corporation, Inc. Management Incentive Compensation Program (the “Program”) described in Section 2 of this Agreement, the Transition Services Compensation described in Section 3 of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions

As used herein, the following terms shall have the following respective meanings unless the context clearly indicates otherwise:

“Annual Base Salary” shall mean Your annual base salary for the 2011 fiscal year, which is equal to $1.5 million ($62,500 paid semi-monthly).

“Beneficiary” shall mean Your surviving spouse or if You have no surviving spouse Your estate.

“Cause” shall mean:

(a)	an intentional act of fraud, embezzlement, theft or any other material violation of law by You that occurs during or in the course of Your employment with jcpenney;

(b)	Your intentional damage of jcpenney’s assets;

(c)	Your intentional disclosure of jcpenney’s confidential information contrary to jcpenney’s policies;

(d)	a material breach of Your obligations under this Agreement;

(e)	Your intentional engagement in any competitive activity that would constitute a breach of Your duty of loyalty or of Your obligations under this Agreement;

(f)	Your willful and continued failure to substantially perform Your duties for jcpenney (other than as a result of incapacity due to physical or mental illness) under this Agreement; or

(g)	Your intentional breach of any of jcpenney’s policies or willful conduct by You that is in either case demonstrably and materially injurious to jcpenney, monetarily or otherwise;

provided, however, that termination for Cause based on clause (d) shall not be effective unless You shall have written notice from the Board (which notice shall include a description of the reasons and circumstances giving rise to such notice) not less than 30 days prior to Your termination and You fail after receipt of such notice to satisfactorily discharge Your duties.  For purposes hereof, an act, or a failure to act, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by You in bad faith or without a reasonable belief that Your actions or omissions were in the best interest of jcpenney.  Failure to meet performance standards or objectives, by itself, does not constitute “Cause.”  “Cause” also includes any of the above grounds for dismissal regardless of whether jcpenney learns of it before or after terminating Your employment.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Cooperation” shall mean Your assistance and support in transitioning the CEO  responsibilities to Mr. Johnson. For purposes of this Agreement, Cooperation shall include, but not be limited to, Your:

(a)	providing public support for Mr. Johnson and his decisions during the transition period, subject to Your fiduciary obligations to jcpenney;

(b)	being available to consult with Mr. Johnson on an as practicable and as needed basis regarding jcpenney’s people and operations,

(c)	providing access to all relevant information necessary for a smooth transition of the duties and responsibilities of the CEO, and

(d)	using Your best efforts to retain jcpenney associates that You and Mr. Johnson mutually identify as essential to jcpenney’s operations and future.

“Equity Plan” shall mean the J. C. Penney Company, Inc. 2005 Equity Compensation Plan.

“Incentive Compensation” shall mean Your target incentive compensation payable under the Program for the 2011 fiscal year, which is equal to $1.875 million.

“LTIP” shall mean the J. C. Penney Company, Inc. 2009 Long-Term Incentive Plan.

“Retirement Date” shall mean the date of Your termination of employment with jcpenney within the meaning of section 409A of the Code and applicable Treasury regulations thereunder and which, for purposes of this Agreement, shall be January 27, 2012, or an earlier date determined by the Board. For purposes of this definition, “jcpenny” shall include all corporations, trades, and businesses, the employees of which, together with employees of J. C. Penney Company, Inc., are required by the first sentence of subsection (b), by subsection (c), by subsection (m), or by subsection (o) of Code section 414 to be treated as if they were employed by a single employer.  For purposes of determining whether a termination of employment has occurred, the “controlled group” will be determined under Code sections 414(b) and 414(c) and Treasury Regulation section 1.414(c)-2 by using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in section 1563(a)(1), (2), and (3) of the Code.

2.           Regular Compensation and Benefits

2.1   Annual Base Salary.  Your Annual Base Salary will continue to be paid pursuant to jcpenney’s standard payroll practices until Your Retirement Date. On Your Retirement Date jcpenney shall pay to You, in a lump sum, any portion of Your Annual Base Salary that is earned and unpaid as of that date and, if Your Retirement Date is determined by the

Board to be a date before January 27, 2012, any Annual Base Salary that You would have earned had You remained employed by jcpenney through January 27, 2012.

2.2           Incentive Compensation.  If You remain employed until Your Retirement Date, jcpenney shall pay Your Incentive Compensation to You, in a lump sum, on January 27, 2012. In the event of Your death prior to January 27, 2012, Your Incentive Compensation shall be paid in a lump sum to Your Beneficiary on January 27, 2012.  You shall forfeit Your Incentive Compensation if You voluntarily terminate employment for any reason prior to January 27, 2012, or You are terminated for Cause prior to January 27, 2012, or resign in lieu thereof.

2.3           Other Compensation and Benefits.

(a)
Unused My Time Off (MTO).  Following Your Retirement Date, You shall receive a lump sum cash payment in respect of any accrued and unused MTO You may be entitled to in accordance with jcpenney's applicable MTO policy.

(b)
Employee Benefits.  Except as otherwise provided in this Agreement, You shall be entitled to continued participation in jcpenney’s employee benefit plans to the extent eligible, including, but not necessarily limited to, the Executive Physical and Financial Services Counseling Programs and any other executive benefit program in which You are currently participating, the J. C. Penney Corporation, Inc. Pension Plan, J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan, J. C. Penney Corporation, Inc. Benefit Restoration Plan, and the J. C. Penney Corporation, Inc. Mirror Savings Plan, and will have all of the continuation, conversion, or portability rights under any employee welfare benefit plan sponsored by jcpenney in which You participate that include such rights.

(c)
Business Expense Reimbursement.  jcpenney shall reimburse You for all reasonable travel, entertainment or other expenses incurred by You prior to Your Retirement Date, in accordance with jcpenney’s expense reimbursement policy.

3.           Transition Services Compensation.  You are entitled to the transition services compensation provided for in this Section 3 (the “Transition Services Compensation”).  It is intended and understood that the services You perform during the Transition Period shall be more than 20 percent of the average level of services performed by you over the immediately preceding 36 months while You were employed as Chairman and CEO. Payment of the Transition Services Compensation provided for in this Section 3 is contingent, along with Your agreement to abide by the Covenants and Representations contained in Section 4, on Your full Cooperation with the transition of CEO duties and responsibilities to Mr. Johnson during the Transition Period. If, in the judgment of the Board, You do not provide Your full Cooperation in connection with transition of CEO duties and responsibilities to Mr. Johnson and on written notice from the Board (which notice shall include a description of the reasons and circumstances giving rise to such notice) You do not within 30 days remedy, in a method and to the extent satisfactory to the Board, the situation identified by the Board in its written notice, the portion of the

Transition Services Compensation that relates to Your full Cooperation with the transition of CEO duties and responsibilities to Mr. Johnson during the Transition Period shall be forfeited.

3.1           Time-Based Restricted Stock Unit Award.  You shall be granted a special time-based restricted stock unit (TBRSU) award under the LTIP with a value equal to $5 million on the date of grant.  The award shall be made in November 2011 pursuant to the Policy Statement on Equity Award Grant Practice. If You remain employed by jcpenney until Your Retirement Date the grant will fully vest on the date immediately prior to Your Retirement Date, and will be distributable in shares of common stock, par value $.50 per share, of the Company (“Common Stock”) to You on Your Retirement Date.  If You die prior to Your Retirement Date the TBRSU award shall fully vest on the date of Your death and shall be distributable in shares of Common Stock to Your Beneficiary on January 27, 2012.  You shall forfeit the TBRSU award if You voluntarily terminate employment for any reason prior to January 27, 2012, or You are terminated for Cause prior to January 27, 2012, or resign in lieu thereof.

3.2           Lump Sum Cash Payment.  You shall be entitled to receive a special one time, lump sum payment totaling $10.1 million, subject to any applicable withholding. If You remain employed by jcpenney until Your Retirement Date, such payment shall be made to You in a lump sum in cash on January 27, 2012. If You die prior to Your Retirement Date, the lump sum shall  be paid to Your Beneficiary on January 27, 2012.  The lump sum payment shall be forfeited if You voluntarily terminate employment for any reason prior to January 27, 2012, or You are terminated for Cause prior to January 27, 2012, or resign in lieu thereof.

3.3           Acceleration of Vesting of Unvested TBRSU Awards.  If You remain employed by jcpenney until Your Retirement Date all outstanding TBRSU awards granted under the Equity Plan and the LTIP that are unvested and would, by the terms of the applicable TBRSU grant notice, be forfeited as of Your Retirement Date shall fully vest on January 27, 2012 and be distributable to You in shares of Common Stock as provided in the terms of the applicable TBRSU grant notice.

3.4           Acceleration of Vesting of Performance-Based Restricted Stock Unit Awards.  If You remain employed by jcpenney until Your Retirement Date:

(a)
all shares of Common Stock under an outstanding performance-based restricted stock unit (PBRSU) award that are earned, because the applicable performance period has passed and the applicable number of shares of Common Stock under the award has been established by the award’s terms (which shares may or may not have been earned at the target amount), but which shares are unvested and would, by the terms of the applicable PBRSU grant notice, be forfeited as of Your Retirement Date shall fully vest on January 27, 2012, and be distributable to You in shares of Common Stock as provided in the terms of the applicable PBRSU grant notice; and

(b)	all outstanding PBRSU awards that are unearned and unvested and would, by the terms of the applicable PBRSU grant notice, be forfeited as of Your

Retirement Date shall fully vest on January 27, 2012, at the target amount and be distributable to You in shares of Common Stock as provided in the terms of the applicable PBRSU grant notice.

3.5           Cash in Lieu of Stock Options. If You remain employed by jcpenney until Your Retirement Date You shall receive a lump sum payment as soon as practicable after January 27, 2012 but no later than February 3, 2012, equal to the fair market value of all outstanding stock options granted under the Equity Plan and the LTIP that are unvested and would, by the terms of the applicable stock option grant notice, be forfeited as of Your Retirement Date.  The fair market value of each stock option subject to forfeiture shall be determined using the Black-Scholes method of valuation based on the closing price of the Common Stock on Your Retirement Date.

4.           Covenants and Representations.  You hereby acknowledge that Your duties with jcpenney involved and continue to involve access to and creation of jcpenney’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”).  The Proprietary Information has been and will continue to be developed by jcpenney at substantial cost and constitutes valuable and unique property of jcpenney.  You further acknowledge that due to the nature of Your position, You had and continue to have access to Proprietary Information affecting plans and operations in every location in which jcpenney does business or plans to do business throughout the world, and Your decisions and recommendations on behalf of jcpenney affect its operations throughout the world.  Accordingly, You acknowledge that the foregoing makes it reasonably necessary for jcpenney to protect its business interests.  In that regard and to that end, You and jcpenney have agreed that a portion of the Transition Services Compensation is to compensate You for Your agreement to the following covenants.

4.1           Confidentiality.  You covenant and agree that You will not, without the prior written consent of jcpenney, during the Transition Period, or at any time after Your Retirement Date disclose to any person not employed by jcpenney, or use in connection with engaging in competition with jcpenney, any Proprietary Information of jcpenney. For this purpose “Proprietary Information” includes all nonpublic information relating to jcpenney’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hirings and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to jcpenney. Proprietary Information shall not be deemed to have become public where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

4.2           Nonsolicitation of Employees.  You covenant and agree that during the Transition Period and for a period of 18 months following Your Retirement Date, that You will not, without the prior written consent of jcpenney, on Your own behalf or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of jcpenney (or any of its subsidiaries or affiliates) to give up his or her employment with jcpenney (or any of its subsidiaries or affiliates), and that You will not directly or indirectly solicit or hire employees of jcpenney (or any of its subsidiaries or affiliates) for employment with any other employer.

4.3           Noninterference with Business Relations.  You covenant and agree that during the Transition Period and for a period of 18 months following Your Retirement Date, that You will not, without the prior written consent of jcpenney, on Your own behalf or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, jcpenney (or any of its subsidiaries or affiliates).

4.4           Noncompetition.  You covenant that during the Transition Period and for a period of 18 months following Your Retirement Date, that You will not undertake work for a Competing Business.  For purposes of this covenant, “undertake work for” shall include performing services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent or representative, where such services involve the performance of similar duties or oversight responsibilities as those performed by You at any time during the 12-month period preceding Your Retirement Date.  The term “Competing Business” shall mean any business that, at the time of the determination:

(a) operates (A) any retail department store, specialty store, or  general merchandise store; (B) any retail catalog, telemarketing, or direct mail business; (C) any Internet-based or other electronic department store or general merchandise retailing business; (D) any other retail business that sells goods, merchandise, or services of the types sold by jcpenney, including its divisions, affiliates, and licensees; or (E) any business that provides buying office or sourcing services to any business of the types referred to above; and

(b) conducts any business of the types referred to in (a) in the United States, Commonwealth of Puerto Rico, or another country in which jcpenney, including its divisions, affiliates, and licensees, conducts a similar business.

Notwithstanding the forgoing, subject to the express written consent of jcpenney, which consent shall not be unreasonably withheld, You may serve on the board of directors of a Competing Business.  This covenant will not apply solely with respect to Your services as a member of the board of directors for any business in which You were active as a director as of November 1, 2011.

4.5           Injunctive Relief.  If You breach any of the covenants contained in this Section 4, jcpenney shall have no further obligation to pay You that portion of the Transition Services Compensation intended to compensate You for the covenants contained in this Section 4, or if such amount has already been paid to You jcpenney shall have the right to seek repayment of a prorated portion of Transition Services Compensation intended to compensate You for the covenants contained in this Section 4.  Such prorated portion shall be determined by multiplying the portion of the Transition Services Compensation intended to compensate You for the covenants contained in this Section 4 by a fraction the numerator of which is the total number of days remaining in the 18-month covenant period, and the denominator of which is the total number of days in such covenant period.  You acknowledge that any such breach is likely to result in immediate and irreparable harm to jcpenney for which money damages are likely to be inadequate.  Accordingly, You consent to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by jcpenney in order to protect jcpenney’s rights hereunder.

5.            General Provisions.

5.1           Supersedes Other Agreements.  As provided herein, the Incentive Compensation Payment described in Section 2.2 shall be in lieu of any incentive compensation payment you might otherwise be entitled to under the Program. The Transition Services Compensation described in Sections 3.3, 3.4, and 3.5 shall be in lieu of any corresponding rights and benefits You may have with respect to any such awards contemplated by those sections under the Equity Plan and the LTIP.  In addition, you agree to waive all rights you may have to any payments under the J. C. Penney Corporation, Inc. Change in Control Plan as amended and restated March 28, 2008. Nothing in this Agreement shall be construed or deemed to supersede or amend any of Your rights to indemnification and defence under any agreement, policy, bylaw or other document providing for the indemnification of jcpenney’s officers and directors.

5.2           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

5.3           Dispute Resolution.  All disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Plano, Collin County,  Texas, in accordance with the rules of the American Arbitration Association then in effect.  The decision of the arbitrators in that proceeding shall be binding on jcpenney and You.  Judgment may be entered on the award of the arbitrators in any court having jurisdiction.  The arbitrators, in their discretion, may award the costs of such arbitration, including reasonable legal and professional fees, to a prevailing party in such arbitration.

5.4           Successors and Assigns.  This Agreement is personal to You and, without the prior written consent of jcpenney, shall not be assignable by You otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Your legal representatives.  This Agreement shall inure to the benefit of and be binding upon jcpenney and its successors and assigns.

5.5           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws.

5.6           Withholding.  Notwithstanding any other provision of this Agreement, jcpenney may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

5.7           Notices.  For all purposes of this Agreement, all communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to jcpenney at its principal executive office, c/o jcpenney’s General Counsel, and to You at Your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.8           Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to Your employment by jcpenney and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.

5.9           Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by jcpenney and signed by You and jcpenney. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity.  You or jcpenney may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

5.10          No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

5.11          Headings and Section References.  The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement.  All section references are to sections of this Agreement, unless otherwise noted.

To indicate Your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below.

[This page intentionally left blank.  Signature page follows.]

Sincerely,

J.C. Penney Company, Inc.

By:        /s/ Burl Osborne                                                                              August 22, 2011
Burl Osborne                                                                                     Date
Chairman Human Resources
And Compensation Committee of the
Board of Directors

ACCEPTED AND AGREED:

Addressee

/s/ Myron E. Ullman III                                                                    August 22, 2011
Myron E. Ullman III                                                                            Date